UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2006

United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-127891 (1933 Act)	20-3269195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2006, United Development Funding III, L.P. (the “Partnership”) originated a loan to Buffington Hidden Lakes, Ltd., a Texas limited partnership unaffiliated with the Partnership (the “Borrower”), in the principal amount of $4,484,077, pursuant to a Secured Promissory Note (the “Note”) and related loan documents executed among the Partnership, the Borrower and certain affiliates of the Borrower. The Partnership funded $950,000 towards its total funding commitment of $4,484,077 under the Note. The Note provides for a $400,000 interest reserve, which amount is funded under the Note. The outstanding principal amount of the Note bears interest at a base rate equal to 15.0% per annum, accrued and compounded monthly. Payments equal to the amount of the accrued interest on the outstanding principal balance of the Note are funded by the Partnership through monthly interest reserve advances, until the $400,000 interest reserve is exhausted. If the interest reserve is exhausted, payments equal to the amount of accrued interest on the outstanding principal balance of the Note are due monthly. The outstanding principal balance of the Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the Note, are due and payable on the maturity date, June 30, 2010.

The Borrower’s obligations under the Note are secured by a pledge of the 49.50% limited partnership interest of LEN-BUF / HiddenLake 2 - JV, Ltd., a Texas limited partnership (“Hidden Lake 2”), owned by the Borrower. The Borrower is required to apply any partnership distributions made by Hidden Lake 2 to the Borrower to pay down the outstanding balance of the Note. The Note is guaranteed by the general partner of the Borrower.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding III, L.P.

Date: December 22, 2006	By:	UMTH Land Development, L.P. Its General Partner /s/ Jeff W. Shirley
Jeff W. Shirley
President and Chief Executive Officer